Exhibit 99.2

LogMeIn, Inc (UPDATE) February 8, 2018

Corporate Speakers:

•	Rob Bradley; LogMeIn Inc.; VP IR

•	Bill Wagner; LogMeIn Inc.; President, CEO

•	Ed Herdiech; LogMeIn Inc.; CFO

Participants:

•	Matt Hedberg; RBC Capital Markets; Analyst

•	Gregg Moskowitz; Cowen and Company; Analyst

•	Mohit Gogia; Barclays; Analyst

•	Will Power; Robert W. Baird; Analyst

•	Sterling Auty; J.P. Morgan; Analyst

•	Rich Valera; Needham & Company; Analyst

•	Tim Klasell; Northland Securities Inc.; Analyst

PRESENTATION

Operator: Welcome the call-in to discuss LogMeIn’s acquisition of Jive Communications.

(Operator Instructions)

I’d now like to turn the call over to Rob Bradley, Vice President of Investor Relations.

Rob Bradley: Thank you and good morning. And welcome to today’s call to discuss our acquisition of Jive Communications. More information about this transaction can be found in the press release we issued this morning. Joining me on the call this morning are LogMeIn’s President and Chief Executive Officer, Bill Wagner and our Chief Financial Officer, Ed Herdiech.

Before we begin, I would like to remind everyone that the purpose of today’s call is to discuss the Jive acquisition. We will not be discussing the results of LogMeIn’s fourth quarter or FY17, which will be covered on our earnings call, which is going to take place next Thursday, February 15, 2018 at 5:00 pm.

We’re going to start today’s call with comments by both Bill and Ed, followed by the question and answer session. During the Q&A, please limit yourself to one question and one follow-up only. During this call, we will make various remarks about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of safe harbor.

Actual results could differ from those indicated by these forward-looking statements as a result of various factors, including those discussed in our most recent form 10-Q, filed on

October 27, 2013. In addition, any forward-looking statements represent our views only as of today. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or development.

With that, I would now like to turn the call over to Bill Wagner.

Bill Wagner: Good morning, everyone, and thank you for joining us today on short notice. It was just over year ago that LogMeIn closed our merger with the GoTo business, a deal that gave us the scale and resources to expand into larger, faster growing markets. As we discussed during our recent investor day, an important component of this strategy is to leverage our current leadership position in the $3 billion online meeting and web conferencing market to expand into the $25 billion market for cloud-based unified communication and collaboration solutions.

This morning, we’re announcing a big step toward achieving that vision. We’re very excited to share that LogMeIn has singed a definitive agreement to acquire Jive Communications in a $342 million all cash transaction. Jive is an emerging leader in the unified communication as a service or UCaaS market, a market that is seven times the size of our current web conferencing market, growing at double the rate.

Jive has a modern architecture that was built from the ground up as a truly distributed multitenant cloud-based platform. Despite Jive’s relatively limited investment in sales and marketing to date, this modern and efficient platform, when combined with a simplified user experience and a world-class deployment model, has enabled Jive to grow faster than the overall market, while garnering the highest customer satisfaction rating in the industry.

Based in Orem, Utah, Jive is headquartered in one of tech’s most dynamic markets, a region that has been dubbed the Silicon Slopes, where they have received widespread acclaim for building a strong team and a culture of innovation. Jive has been incredibly successful among small and medium enterprises, or SMEs. Though, like LogMeIn, it has proven its ability to sell to companies of all sizes.

Of its 20,000 customers, roughly 90% are businesses with 1,000 employees or less. But its install base also includes large enterprise size companies like Mozilla and Hickory Farms. With cloud telephony, online meetings and messaging continuing to converge, Jive is highly complementary to our well-known meeting products, like GoToMeeting and join.me and represents significant cross-sale opportunity to our base of more than 2 million customers.

To underscore this cross-selling opportunity, our own research indicates that over 40% of our GoToMeeting customers expect to evaluate replacing their current phone system over the next two to three years, a trend that is becoming even more prevalent at the market continues to shift to cloud-based solutions. And like all good transactions, we believe this combination is good for customers, employees and shareholders.

Customers of both Jive and LogMeIn instantly gain a trusted, full-service UCC partner with a complete portfolio, a large and innovative R&D team, and unparalleled experience and insight into how millions of people and hundreds of thousands of businesses rely on collaboration and communication solutions to get work done. Jive’s state-of-the-art voice contact mobile applications represent a natural extension of our market-leading collaboration portfolio, a portfolio that has size and reach across a complementary target audience.

Today, between product like GoToMeeting, GoToWebinar, OpenVoice and join.me, LogMeIn supports over 25 million users, 7 million meetings and over 900 million conferencing minutes each and every month. The addition of Jive gives us the ability to serve even more of these customers’ needs by providing new and innovative products and a more seamless way to collaborate.

For Jive and LogMeIn employees, this deal creates one of the best and largest teams in the market, bringing together top minds in cloud telephony and collaboration along with the deep resources and a collective passion to reimagine how people communicate and collaborate with each other.

Finally, shareholders stand to benefit as we establish a leadership position in a very large and rapidly growing addressable market. Jive’s target audience, as well as many elements of its go-to-market motion make it a natural fit with LogMeIn’s large and proven sales and marketing engine.

LogMeIn has demonstrated we can successfully integrate companies. And we are confident that our resources, experience and go-to-market expertise will accelerate Jive’s already impressive growth, delivering accretive top line and bottom line benefits to LogMeIn shareholders.

In short, we believe that this has the potential to be a transformative deal for our communications and collaboration business, a deal that allows us to accelerate the strategy we laid out during our recent investor day, and deliver an integrated platform that unlocks the potential of the modern workforce by transforming the way people work.

I’ll now turn the call over to our CFO, Ed Herdiech, for details on the transaction, and its expected financial impact.

Ed Herdiech: Good morning everyone, and thanks for joining us today as we share more about this exciting transaction. Before we get going, I’d like to start by reaffirming the Q4 and full year 2017 guidance that we issued in October with our Q3 earnings. Bill covered many of the strategic drivers of the acquisition, so I’ll focus more the financial and operational components of the deal.

To start, the transaction is highly attractive opportunity for LogMeIn as we obtain a fast-growing strategic asset which closely aligns with our M&A and market expansion strategies that specifically will bolster LogMeIn’s position in the large and rapidly growing UCC market, which is seven times larger than our current web conferencing market.

Jive’s high velocity inside sales motion and their SME customer focus is highly complementary to LogMeIn’s proven go-to-market motion. And combined, we believe that there is significant opportunity for cross-sell to both customer bases. Longer term, we’ll look to leverage our combined global R&D operations to integrate Jive’s modern technology platform with LogMeIn’s leading meeting, video and chat services to create a real-time web-based collaboration platform that we believe will be unique and disruptive. From a financial standpoint, Jive will be immediately accretive to our revenue growth and is expected to be accretive to EBITDA in 2019.

Turning to the financial terms of the acquisition, we’re acquiring Jive for $342 million, or 3.6 times their estimated 2018 revenue, which we believe represents an attractive valuation based on recent M&A and public company valuations in the UCaaS space. Additionally, the company will pay up to $15 million of contingent employee retention bonuses, which are payable over a two year period. We intend to fund the deal with a combination of cash on hand and debt.

We expect the deal to close in approximately 45 to 60 days, subject to certain closing conditions, principally, HSR review and the transfer of telecom licenses. To provide some additional background on Jive, headquartered in Orem, Utah, Jive was founded in 2006 and has grown to over 600 employees with development centers in Quebec and support operations in Guatemala.

With only modest outside funding, the Jive team has grown business to approximately $80 million of revenue in 2017, representing 20% year over year growth while incurring an approximate $10 million EBITDA loss.

Today, Jive has over 20,000 customers at companies of all sizes. Finally, regarding Jive’s contribution to LogMeIn’s 2018 financials, we estimate that Jive will contribute approximately $72 million to revenue, while having an immaterial impact to earnings. In 2019, we expect the deal to be accretive to revenue growth, EBITDA, and free cash flow. Please note that Jive’s impact on LogMeIn’s 2018, is based on an estimated close date of April 1, 2018.

And next week, on our scheduled Q4 earnings call, we’ll provide our initial guidance for LogMeIn’s Q1 and FY18 on a standalone basis. This guidance will exclude any contribution from Jive. Following the deal close, we’ll issue updated guidance on our Q1 2018 earnings call that includes Jive’s contribution.

With that, I’d like to thank you for joining our call. We’re excited to welcome the Jive team to LogMeIn and we’re optimistic about combining forces. Given Jive’s strong performance, modern technology platform, and emerging position in the UCaaS market, we believe that together we are better positioned with scale to pursue the large UCC market opportunity.

With that, I’ll turn the call back to the operator for your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Matt Hedberg, with RBC Capital Markets.

Matt Hedberg: I’m wondering if we could start with maybe to set a high level, it sounds complimentary to your base, certainly, but could help us out with maybe how pricing is handled there and maybe a little bit more on who Jive competes with primarily?

Bill Wagner: From a pricing perspective, I think Jive, its real core strength is in the SME market, that’s where it really started and cut its teeth. And it’s been working gradually, it’s been working up to selling to some larger companies. But pricing starts as low as $19, which is a price that you see from some other competitors out there who are probably names that you know, people like RingCentral and 8x8. They’re probably the two primary competitors for Jive.

Matt Hedberg: And then with the 20,000 customers, obviously it’s a very large install base; have you done any preliminary work on the overlap right now in terms of potential customers? Sounds like you guys are already targeting some potential cross-sell opportunities. Wondering about maybe the customer overlap at this point.

Bill Wagner: Yes, we’ve done some initial work; we think it’s relatively modest overlap. Roughly about 5%. We think of the customer base as shared. And again, originally we’re going to let this business run on a standalone basis and we’re not going focus on cross-selling right out of the gate. But what I’m most interested in is not just cross-selling into the 20,000 base, but obviously the two million LogMeIn customers who today we don’t have any product like this that we can sell into them.

That’s what I see as the exciting part down the road.

Operator: Gregg Moskowitz with Cowen and Company.

Gregg Moskowitz: First question, I guess either for Bill or Ed, but you mentioned that Jive will be accretive to EBITDA in 2019. How much cross-selling are you assuming as part of that?

Ed Herdiech: As Bill said, we’re going to keep Jive running on a stand alone basis throughout the year while we plan the integration, and cross-sell will come later. Even that said, 2019, maybe 10 million of cross-sell is probably an appropriate number for us to think about right now.

Bill Wagner: Yes, Gregg, if I can just add onto that, I think the way that I look at this, is this is a business that has invested heavily in their platform, and we think it’s one of the most modern platforms in the space. Where they haven’t really spent a lot of money is in sales and marketing, and we think the go-to-market motion really fits into what we do so well. And so as I said in my comments, we’re pretty confident that we can accelerate this business. It’s already growing faster than the market and we’re confident we can accelerate it much like we did with LastPass.

Gregg Moskowitz: And, Bill, hosted voiceover I.P. is a somewhat crowded space, so you talked about a modern platform, but what really sets Jive apart from others? And can you also expand on the product integration plans going forward and how that can create a stronger combined solution for LogMeIn?

Bill Wagner: Yes, it is a crowded space; I think that bodes well. The vast majority of customers have yet to make that pivot over to the cloud based solution. While it’s crowded, no one has much more than I think the largest player in the space is about 8% share.

The winners are still to be determined and we think by making this move, it puts us in a position as we integrate it into our platform to be among those companies that have an opportunity to win in this space. The platform itself makes it much more extensible than other platforms that we look at. A lot less technical debt, a lot less that we’d have to invest to go and rebuild anything. That’s not where Jive is.

Jive, it’s all forward leaning, so we can go immediately and start building out integration capabilities and some of the new things that we have planned as we integrate Jive with GoToMeeting and join.me, move our Grasshopper platform, I expect that we will move that onto the Jive platform over time.

That’s some of the initial work that we’ll focus on, but again, we’re not going to do that right out of the gate. We’re going to take our time and plan as we work through this here, but that’s how we’re pushing it right now.

Operator: Raimo Lenschow with Barclays.

Mohit Gogia: This is actually Mohit Gogia dialing in for Raimo.

Question on just remaining on competitive landscape. You mentioned that Jive is overgrowing the market. Can you just discuss some drivers as to why it’s gaining share at the expense of its competitors? Also, just to clarify, you mentioned that 2018, Jive will be revenue growth accretive from the start; did I get that right or is that also coming in 2019?

Bill Wagner: Do you want to talk about the financials, Ed, and then I’ll talk about the competitive question?

Ed Herdiech: Could you repeat your question regarding the financials?

Mohit Gogia: Yes. I just wanted to confirm that you mentioned that 2018, Jive will be accretive revenue growth and 2019 is when it becomes accretive both to revenue and EBITDA growth?

Ed Herdiech: That is correct, and also, free cash flow in 2019.

Bill Wagner: Again, from a competitive position, Jive really focuses on, by using its modern platform, it’s able to really deploy much faster, and I think that shows up in what we saw as the highest NPS scores in the industry. The customer satisfaction is significantly above what we’ve seen, at least what we saw from other competitors in the space.

That means faster deployment, lighter weight deployment and more extensible, easier for us to set up geo redundancy. A lot of things that are really important a highly scaled SaaS company as opposed to a telecom company.

Again, when we looked at this platform, it felt a lot more similar to the way we think about software as opposed to a traditional telecom company. That means we can deploy faster, we can be in market faster, and we can develop new features, we think, faster than anyone in the space.

Mohit Gogia: You guys have been, stuff like improving the sales part after the go to integration over the last few quarters, just curious, I mean, as you’re integrating this Jive acquisition and trying to push forward with the cross-sell opportunities, do you think you maintain the normal cadence of getting the sales productivity up to normalized levels they used to be?

Bill Wagner: Yes, so because we’re going to let this business run as a standalone initially, we’re not expecting cross-selling to really have any effect this year. We still have 60 days to close, so we still have to get through the close, and then we’ll slow roll integration. We’re going to take our time, and I don’t think it’s going to disruptive to the sales force at all this year. I think we can continue to focus on our business, on a standalone basis. And as I said, we’ve built and modeled in cross-selling in 2019, we’re very confident that that will materialize.

Operator: Will Power with Baird.

Will Power: I guess just as you surveyed the landscape and looked at your unified communications options, obviously there’s some public players, there are number of decent size private players. Just stepping back, I mean, what really led you to Jive? Were their technology advantages you saw there versus others? Was it the go-to-market fit? Just any other color, what really stood out for Jive versus some of the other options out there. That’s the first question.

Bill Wagner: As I’ve talked about quite a bit, I think the modern nature of the platform was really important to us. As we looked across the portfolio, we certainly saw assets in the market that we thought had more technical debt, weren’t as modern, and that was really important to us because we have ambitions to build out and then integrate and if we have to integrate with old technology, it makes it a lot harder. That’s number one.

Number two is I think their go-to-market model fits perfectly with our go-to-market model. Much higher velocity, much more of a self-service lean towards it, and I think our sales marketing engine will accelerate what they already do. They haven’t invested in it; we always like to look for businesses that we think we can meaningfully accelerate, and we think we can do that in this case.

And then finally, we think we were able to put together a transaction which is really beneficial in terms of structure for shareholders and something that the team worked really hard on. And I think it’s a great deal. It’s a great deal for shareholders and I think it’s an even better deal for customers and employees.

Will Power: Just extrapolating on kind of go-to-market and their focus it sounds like it’s more small, medium size business. If I look at the broader UCaaS market, there’s been a push towards larger and larger deals. I know you referenced probably more than a couple of larger customers. As you look at the sales growth over 2017, expectations for 2018, are they now seeing greater growth in enterprise too or is the focus expected to remain in the current SMB space?

Bill Wagner: I think that they’ve certainly seen greater growth in what I would call upper ends of the SME. I clearly put them in, when I talked about the numbers, it was under 1,000 employees, which is right in that in that sweet spot. Again, they certainly can sell to enterprises and certainly have the deployment chops to do that. It’s certainly in the voice side.

With our sales force and our reach and the way we go-to-market, again, like LastPass, we don’t think this is a situation where we’ll hire and start layering in a whole additional sales force. Jive already has a good sales force, I think then our sales force can then cross-sell this much like we have with LastPass. And keep in mind that business, when we acquired it, it was growing 35%, it exited, it’s growing now over 50%. I would expect to see that same kind of impact given our go-to-market strength. I would expect to growth, not just in SME, but also in larger enterprises.

Will Power: Looking at Jive’s trends, I think you suggested they’re growing faster than the market. Does that mean, as you back at 2017, were they growing 20% or were they growing 30%? Is there any way to put any other parameters around what the trend line has been?

Bill Wagner: Yes, I think Ed said in his comments, they’re growing about 20%.

Operator: Sterling Auty with J.P. Morgan.

Sterling Auty: I’m curious, when you looked at technology and I heard one or two questions along this line, but when you look at the technology, what was it that you felt you were getting here that you didn’t already have from a technological standpoint from what you have with Grasshopper? Or was this really just jumpstarting your scale and presence in the market?

Bill Wagner: It really was both. Number one is this is a full featured voice in the cloud product. It has capabilities that, Grasshopper’s really built for that sole entrepreneur, very small, micro business. It’s self provisioned; it doesn’t have a lot of the capabilities that a larger company would want in a telephony system.

This is a full-featured cloud platform, so we can go in and replace legacy platforms immediately at companies of scale of 1,000 employees or greater, so very significant difference. As a matter of fact, over time, I would expect that we will port the Grasshopper capabilities onto Jive and rely on the Jive platform because it’s that good.

But yes, your second point is, we see this market developing. An earlier question was there are a lot of players in this market, we see convergence between messaging and meetings and telephony, and we really wanted to make sure that we are in the middle and have a chance to win in that space and leverage what we think is our leadership position in the meeting space. Rather than just develop it ourselves and take our time, we wanted to make a bigger step forward.

Sterling Auty: And, technologically, where do they actually host? And do you see an opportunity to combine the back-end infrastructures, both from a hosting and maybe even, closer inside that, actually integrate the platforms themselves? Or will there just be kind of an API call between meetings and telephony?

Bill Wagner: No, that lightweight API level integration, that’s something we will do this year, I would expect. But absolutely we will integrate the hosting centers and platform and back-end, as I mentioned.

I would expect significant integration at the platform level, and certainly that will drive synergies, but synergies aren’t really what made this deal exciting for us. What made it exciting for us is the ability to accelerate our growth and to be a leader in this market.

Sterling Auty: Which brand is actually going to survive? Will you keep Jive as a standalone brand within the LogMeIn umbrella, or do you see moving everything to more of a unified brand from a marketing perspective moving forward?

Bill Wagner: Yes, I think that’s work that we’re doing right now. I do think there is an opportunity for us. We have pretty powerful names; the GoTo brand is especially powerful in this space, so that’s definitely something we want to leverage. How that actually materializes is work that we will work on over the next 60 days as we get up to close.

Operator: Rich Valera with Needham & Company.

Rich Valera: I think you said in the prepared remarks that Jive saw a $10 million EBITDA loss in ‘17, and that you’re predicting it will be EBITDA I guess accretive in ‘18. Just wondering, how do you get bottom line swing? What are some of the components that drive that improvement in EBITDA year over year?

Ed Herdiech: Actually, what I said was there’d be an immaterial impact to EBITDA in 2018. Meaning that it’s probably breakeven to a couple million dilutive to EBITDA. And then going forward we will be positive to EBITDA in 2019.

There are some efficiencies we can gain, particularly in systems and back office areas that we’ll recognize, as well as what Bill mentioned a bit, and the data center consolidation area, along with benefit from cross-sell.

Just to reiterate Bill’s point, because it’s a really important one, and certainly different from our last large acquisition, that this deal is much less about cost savings and synergies. We’re 100% focused on positioning this and getting it ready to kind of leverage and grow.

Rich Valera: With respect to the channel, you mentioned a number of other competitors in this space, and they’ve been typically going more towards outside channel, bars, et cetera, to attack the mid market. Do you guys have any thoughts on going more in that direction, or kind of still sticking with you largely, kind of, in-house go-to-market engine?

Bill Wagner: No, actually Jive has a very strong channel program. It’s something I didn’t talk about in my prepared remarks, but it’s something we’re actually really excited by. They have a lot deeper experience than we do in channels. As you know, that’s probably something LogMeIn has historically not been really focused on. Jive has a very strong channel business and it’s something we think we can learn from and frankly leverage across our whole portfolio.

Operator: Tim Klasell with Northland Securities.

Tim Klasell: My question has to do with how aggressive and how you plan on going to market with the products. Obviously, you’re bringing in a much larger platform and a lot more resources. It’s a big market. Where do you plan on investing and adding strength to what Jive has?

Clearly it’s a fragmented market and there’s a lot up for grabs, so you’re going to probably want to get as much of that as you can. Maybe you could tell us where you’re going to accelerate, spend, and investment in Jive. Thanks.

Bill Wagner: It clearly is going to be on the sales and marketing side. Again, I think they’ve built a good, solid foundation for sales and marketing. And I think with the velocity that we have in our business, that we can open up this business, invest in it.

I think that they have historically weighted their investment dollars towards their platform, which is great, it’s something we love about them, it’s great technology, but I think certainly, we feel like we can invest in the sales and marketing side, add resources there, but do it in a way that certainly doesn’t hurt the business model.

And again, I would draw the parallels back to LastPass. LastPass, back in 2015 we acquired it, there was, again, great technology, but had really underinvested in sales and marketing, practically no investment in sales and marketing. And by layering it into our existing sales and marketing channels, we were able to meaningfully accelerate that business. And that’s largely going to be our plan.

Now the other element, of course, is on the integration side. We have at LogMeIn, we have a large and we think, the largest engineering team in the industry. And we think we can deploy those resources effectively, and because of the modern platform, we think we can bring new technology to market much more rapidly than other players in the space.

Tim Klasell: And then other specific areas, like direct sales, or maybe channel, and then sort of the philosophy around that, i.e., will you grow this as quickly as you can without going EBITDA negative, or after ‘19 will there be specific EBITDA margins, positive margin growth, that you would want to see? And —

Bill Wagner: — yes —

Tim Klasell: — question is all-around balance of growth, versus profitability with—

Bill Wagner: Right, that’s right. And we think we can accelerate this business without any dilution to the bottom line, so again, there are some minor cost shavings per Sterling’s question on the hosting things, things that we’ll consolidate, some of the systems side.

But largely this is about investing in growth, and again, I don’t envision hiring a whole new sales team or going wild on marketing spend. We think we already have the resources that we can go sell this into our large, existing customer base. That will be number one. But this does accelerate LogMeIn’s growth, we expect, so it will be accretive to the growth ranges that we shared on our recent investor day.

But I think long-term, we’re sticking to that margin profile that we shared.

Operator: And that concludes today’s question and answer session.

At this time, we’ll turn the conference back to Bill Wagner for any additional or in closing remarks.

Bill Wagner: Thank you for joining us this morning on short notice. As you can tell, we’re very excited about the acquisition of Jive. It accelerates our strategy to move into the large and rapidly growing UCaaS market, it’s highly complimentary to our existing product portfolio, and will be accretive to growth and to margin.

We look forward to talking to you again next week as we report our Q4 results. Thank you.

Operator: This does conclude today’s call. Thank you for your participation. You may now disconnect.